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                                                                     Exhibit 5.1


                                    (212) 735-8600





                                       May 30, 1997

Trident Rowan Group, Inc.
Two Worlds Fair Drive
Franklin Township
Somerset, NJ 08873

Gentlemen:

    We furnish this opinion to be filed as Exhibit 5.1 to the Registration Statement on Form S-1 (the "Registration Statement") of Trident Rowan Group, Inc. (the "Company"), Registration No. 333-21595. The Registration Statement relates to the proposed public offering by the Company of shares of Common Stock and Warrants to purchase Common Stock, as more particularly described in the Registration Statement.

    We are familiar with the proceedings taken by the Company in connection with the Registration Statement and the proposed public offering.

    On the basis of the foregoing and such other investigations as we have deemed necessary in connection with this opinion, and, assuming that the Registration Statement becomes and remains effective and that applicable state securities laws are complied with, we are of the opinion that the shares of Common Stock to which the Registration Statement relates will, when issued and sold in the manner contemplated in the Registration Statement, be legally issued, fully paid and nonassessable shares of Common Stock and the Warrants to which the Registration Statement relates will, when issued and sold in the manner contemplated in the Registration Statement, be legally issued and fully paid.


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Trident Rowan Group, Inc.
May 30, 1997
Page 2

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We further consent to the reference to our firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                       Very truly yours,



                                       Morrison Cohen Singer & Weinstein, LLP